Exhibit 99.1

FB Financial Corporation Reports 2017 Third Quarter Results

Clayton Banks acquisition accretive to EPS and TBVPS, driving record revenues

Reported diluted EPS of $0.27; Core diluted EPS of $0.60, up 22% on a linked-quarter basis

NASHVILLE, Tenn.--(BUSINESS WIRE)--October 23, 2017--FB Financial Corporation (“FB Financial”) (NYSE: FBK), parent company of FirstBank, reported its results today for the third quarter of 2017. Effective July 31, 2017, the Company completed its merger with Clayton Bank and Trust in Knoxville, Tennessee and American City Bank in Tullahoma, Tennessee (collectively, the “Clayton Banks”). Accordingly, the third quarter results of the Company include the Clayton Banks results since July 31, 2017.

For the quarter ended September 30, 2017, the Company reported net income of $8.4 million, or $0.27 per diluted common share. Core net income was $18.5 million, or $0.60 per diluted common share, excluding merger-related charges and other items discussed below, for the third quarter of 2017, up $0.11 per share, or a 22.4% increase on a linked-quarter basis.

President and CEO Christopher T. Holmes stated, “This quarter was very exciting for the Company as we celebrated the one year anniversary of our Initial Public Offering and the completion of our acquisition of the Clayton Banks. Our results for the quarter were highlighted by record loans, deposits and revenues driving a 22% linked-quarter increase in core diluted EPS to $0.60 per diluted share. We also welcomed over 200 new associates to the team along with many valued customers. Our team looks forward to successfully integrating the operating systems by the end of the year.”

Third Quarter Key Highlights

  Return on average assets (ROAA) of 0.80% and core ROAA of 1.76%
  Loans held for investment (HFI) grew to a record $3.11 billion, up 73.7% over September 30, 2016
  Total deposits grew to a record $3.72 billion, up 40.8% over September 30, 2016
  Record total revenues of $81.4 million, up 23.2% from the second quarter of 2017
  Net interest margin (NIM)(tax-equivalent basis) rose to 4.61% in the third quarter of 2017, up from 4.19% in the second quarter of 2017; NIM was 4.33%, excluding accretion and collection of nonaccrual interest
  Consolidated efficiency ratio was 85.0% and core efficiency ratio was 64.4%
  Reverse loan loss provision of $0.8 million driven by net recoveries of $1.0 million

Financial Summary

	Reported Results		Non-GAAP Core Results*
	For the Three Months Ended September 30,
(in thousands)	2017	2016 (1)	2017	2016 (2)
Results of operations
Net income	$8,388	$10,033	$18,516	$12,935
Diluted earnings per share (EPS)	$0.27	$0.55	$0.60	$0.71
Diluted average shares outstanding	30,604,537	18,332,192	30,604,537	18,332,192
Total revenue	$81,430	$71,579	$82,383	$69,510
Return on average assets (ROAA)	0.80%	1.32%	1.76%	1.71%
Return on average equity (ROAE)	6.05%	14.43%	13.35%	18.61%
Return on average tangible common equity (ROTCE)*	7.70%	17.79%	17.00%	22.94%

*This measure is considered a non-GAAP financial measure. See “GAAP Reconciliation and Use of Non-GAAP financial measures” and the corresponding financial tables for a reconciliation and discussion of this non-GAAP measure.
(1) Prior to the IPO in the third quarter of 2016, the Company was an S corporation and did not incur federal income taxes. In conjunction with the IPO, the Company converted to a C corporation. These results are on a pro forma basis to reflect the results of the Company on a C corporation basis. Reported net income as an S corporation was $1,207 with diluted EPS of $0.07 while ROAA, ROAE and ROTCE were 0.16%, 1.74% and 2.14%, respectively.
(2) Core results are presented pro forma for conversion from S corporation to C corporation status.

During the third quarter of 2017 and 2016, as adjusted for in the preceding table, the Company recorded certain items impacting comparability between periods, as follows:

  $15.7 million pre-tax merger-related charges associated with the merger with the Clayton Banks in the third quarter of 2017 compared to $1.1 million pre-tax merger-related charges for the third quarter of 2016;
  $0.9 million net pre-tax charge related to the decrease in the fair value of mortgage servicing rights (MSRs), net of hedging gains, during the third quarter of 2017. MSR impairment resulted in a net pre-tax charge of $2.4 million for the third quarter of 2016; and
  $60 thousand net pre-tax losses on other real estate owned, other assets, and investments compared to a $2.1 million net pre-tax gains in the third quarter of 2016.

Holmes continued, “We are very pleased with our results for the quarter and year-to-date. We continue to execute our operating strategy which is geared toward relentlessly delivering solutions for our customers and focusing on creating shareholder value. We believe the combination with the Clayton Banks will enhance our ability to deliver strong financial performance.”

Key Highlights for Clayton Banks Merger

As of effective date,
(in millions)	July 31, 2017
Loans, held for investment	$1,060.5
Customer deposits	854.8
Brokered and internet time deposits	124.7
Total deposits	979.5
Wholesale borrowings - FHLB	84.8
Goodwill and intangibles recorded	101.7
Total assets	1,214.0
Closing purchase price	$236.5

Customer-Focused Balance Sheet Growth Drives Interest Income and NIM

Excluding the Clayton Banks’ $1.06 billion in net loans held for investment as of the acquisition date, loans held for investment increased $260.7 million, or 14.5%, from September 30, 2016 and $83.1 million, or 16.7% annualized, from June 30, 2017. Yields on loans held for investment were 5.90% for the third quarter of 2017 compared to 5.19% on a linked-quarter basis. Accretion and collection of nonaccrual interest contributed a total of 39 basis points to this quarter’s loan yield.

Excluding the Clayton Banks’ $854.8 million in customer deposits as of the acquisition date from the Clayton Banks, customer deposits increased $120.9 million from September 30, 2016 and $33.3 million, or 4.8% annualized, from June 30, 2017. Noninterest-bearing deposit balances were 24.9% of total deposits at September 30, 2017, compared to 27.5% at September 30, 2016, and 26.2% at June 30, 2017. Cost of total deposits was 0.46% for the third quarter of 2017, compared to 0.34% for the second quarter of 2017 and 0.30% for the third quarter of 2016, reflecting the merger and rising interest rates.

Loans held for sale, generated by our mortgage operations, was $466.4 million at September 30, 2017, compared to $427.4 million at June 30, 2017, and $486.6 million at September 30, 2016. Our total loan-to-deposit ratio was 96.3% at September 30, 2017, compared to 86.4% at September 30, 2016.

Our NIM was 4.61% for the third quarter of 2017, compared to 4.19% and 4.05% for the second quarter of 2017 and third quarter of 2016, respectively, reflecting additional accretion, collection of nonaccrual interest, higher loan fees and the impact of the merger. Excluding accretion related to acquired loans and nonaccrual interest collections, our NIM was 4.33% compared to 4.03% and 3.88% for the second quarter of 2017 and third quarter of 2016, respectively. Net interest income was $43.6 million for the third quarter of 2017, compared to $30.4 million for the second quarter of 2017 and $27.6 million for the third quarter of 2016.

“We are pleased with our organic loan growth, together with our strong customer deposit base, which continues to drive our customer-focused balance sheet. Our banking teams delivered excellent results this quarter, and have demonstrated again their ability to consistently perform at a high level. The Clayton Banks merger has further strengthened an already strong NIM, adding to our solid foundation and enabling consistent future profitability,” Holmes said.

Noninterest Income Continues Strength and Stability

Noninterest income was $37.8 million for the third quarter of 2017, compared to $35.7 million for the second quarter of 2017 and $44.0 million for the third quarter of 2016.

Mortgage banking revenues were $31.3 million for the third quarter of 2017 and $30.2 million for the second quarter of 2017, compared to $36.9 million for the third quarter of 2016. Net gains from mortgage sales were $29.6 million for the third quarter of 2017, compared to $25.5 million for the same period in 2016. Mortgage loan sales totaled $1.64 billion and $1.17 billion for the third quarter of 2017 and third quarter of 2016, respectively. Mortgage interest rate lock commitment (IRLC) volume rose 10.0% to $2.00 billion during the third quarter, compared to $1.82 billion in the same period in 2016. Our mortgage loan IRLC pipeline decreased from $546.5 million at June 30, 2017, to $540.7 million at September 30, 2017. Mortgage servicing revenue was $3.5 million for the third quarter of 2017, compared to $3.7 million for the same period in 2016 and $2.7 million for the second quarter of 2017.

Holmes commented, “Our mortgage team has been outstanding, continuing to deliver strong results in 2017 despite a challenging market environment and rising interest rates. They have executed their plan and have successfully scaled our correspondent channel, delivering stable year-over-year contribution for the Company.”

Noninterest Expenses Remain In-Line: Merger Increases Operating Leverage

Noninterest expense was $69.2 million for the third quarter of 2017, compared to $49.1 million for the second quarter of 2017 and $55.5 million for the third quarter of 2016. Excluding the merger-related charges and other items discussed above, core noninterest expense was $53.5 million for the third quarter of 2017, compared to $48.1 million for the second quarter of 2017 and $48.8 million for the third quarter of 2016. The primary driver of the increase in core noninterest expense was the impact of the merger.

Our efficiency ratio was 85.0% for the third quarter of 2017, compared to 77.6% for the third quarter of 2016. Our core efficiency ratio, which excludes the merger-related charges and other items previously discussed above, was 64.4% for the third quarter of 2017, compared to 69.7% for the third quarter of 2016. Our Banking Segment core efficiency ratio was 56.2% for the third quarter of 2017, compared to 65.2% for the third quarter of 2016, while our Mortgage Segment core efficiency ratio was 79.9% and 76.3%, respectively, for the same periods. See “GAAP Reconciliation and Use of Non-GAAP Financial Measures.”

“The merger with the Clayton Banks accelerated our ability to drive operating leverage for the Company as the realization of additional synergies continues. Heading into 2018, we believe our Consolidated and Banking segment efficiency will continue to improve as we realize the full benefit of the Clayton Banks synergies by early 2018,” commented James R. Gordon, Chief Financial Officer.

Strong Asset Quality

The allowance for loan losses equaled 0.75% of loans HFI at September 30, 2017 (or 1.12%, excluding acquired loans of $1.01 billion as of September 30, 2017), compared to 1.18% at June 30, 2017, and 1.30% at September 30, 2016. Net recoveries were $1.0 million, or 0.15% of average loans HFI for the quarter and total $3.64 million, or 0.25% of average loans HFI year-to-date.

The provision for loan losses was a reversal of $0.8 million for the third quarter of 2017 compared to reversal of $0.9 million and provision of $0.1 million for the second quarter of 2017 and the third quarter of 2016, respectively, driven by net recoveries realized through the first nine months of 2017.

Nonperforming assets increased to $40.3 million, or 0.88% of total assets, at September 30, 2017, from $21.6 million, or 0.68%, at September 30, 2016, driven by the merger, including $3.6 million of acquired facilities held for sale, as well as $13.6 million GNMA related guaranteed loans that we have the ability, not intent, to repurchase.

Capital Strength for Future Growth

The Company ended the quarter with a shareholders’ equity to assets ratio and a tangible common equity to tangible assets ratio of 12.50% and 9.50%, respectively, and a book value per common share and tangible book value per common share of $18.76 and $13.79, respectively. This compares to 10.33% and 8.84% and $13.73 and $11.56, respectively, at September 30, 2016. Our common equity tier one ratio was to 10.83% at September 30, 2017, from 11.16% at September 30, 2016. See “GAAP Reconciliation and Use of Non-GAAP Financial Measures.”

“Our capital ratios remain strong and provide a solid base from which we can continue our strategic growth. The Clayton Banks merger resulted in tangible book value accretion from our previous estimation for slight dilution,” commented Gordon.

Summary

“Again, we are pleased with our results, but more importantly we are excited about our future as we continue to grow organically and through strategic acquisitions, as well as delivering on revenue and expense synergies from our recently completed merger,” Holmes concluded.

WEBCAST AND CONFERENCE CALL INFORMATION

The live broadcast of FB Financial Corporation’s conference call will begin at 8:00 a.m. CDT on Tuesday, October 24, 2017, and the earnings conference call will be broadcast live over the Internet at http://services.choruscall.com/links/fbk170725AWsp51Nq.html. An online replay will be available for twelve months approximately an hour following the conclusion of the live broadcast.

ABOUT FB FINANCIAL CORPORATION

FB Financial Corporation (NYSE: FBK) is a bank holding company headquartered in Nashville, Tennessee. FB Financial operates through its wholly owned banking subsidiary, FirstBank, the third largest Tennessee-headquartered community bank, with 63 full-service bank branches across Tennessee, North Alabama and North Georgia, and a national mortgage business with offices across the Southeast. FirstBank serves five of the largest metropolitan markets in Tennessee and has approximately $4.6 billion in total assets.

SUPPLEMENTARY FINANCIAL INFORMATION AND EARNINGS PRESENTATION

Investors are encouraged to review this Earnings Release in conjunction with the Supplementary Financial Data and Earnings Presentation posted on the Company’s website, which can be found at https://investors.firstbankonline.com. This Earnings Release and the Supplementary Financial Data and Earnings Presentation are also included with a Current Report on Form 8-K that the Company furnished to the U.S. Securities and Exchange Commission (SEC) on October 23, 2017.

BUSINESS SEGMENT RESULTS

The Company has included its business segment financial tables as part of this release. A detailed discussion of the business segment results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and investors are encouraged to review that discussion in conjunction with this Earnings Release.

FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through the Company’s use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “should,” “predicts,” “could,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions of the future or otherwise regarding the outlook for the Company’s future business and financial performance and/or the performance of the banking and mortgage industry and economy in general and the Company’s acquisition of the Clayton Banks and the benefits, cost, and financial impact thereof. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties which may cause the actual results, performance or achievements of the Company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements.

Forward-looking statements are based on the information known to, and current beliefs and expectations of, the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this Earnings Release including, without limitation, the risks and other factors set forth in the Company’s December 31, 2016 Form 10-K, filed with the SEC on March 31, 2017 under the captions “Cautionary note regarding forward-looking statements” and “Risk factors.” Many of these factors are beyond the Company’s ability to control or predict. The Company believes the forward-looking statements contained herein are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations and speak only as of the date that they are made. The Company does not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as otherwise may be required by law.

GAAP RECONCILIATION AND USE OF NON-GAAP FINANCIAL MEASURES

This Earnings Release contains certain financial measures that are not measures recognized under U.S. generally accepted accounting principles (“GAAP”) and therefore are considered non-GAAP financial measures. These non‐GAAP financial measures include, without limitation, pro forma core net income, pro forma core income tax expense, pro forma core diluted earnings per share, core noninterest expense and core noninterest income, core efficiency ratio (tax equivalent basis), Banking segment core efficiency ratio (tax equivalent basis), Mortgage segment core efficiency ratio (tax equivalent basis), pro forma core return on average assets and equity and pro forma core total revenue. Each of these non-GAAP metrics excludes certain income and expense items that the Company’s management considers to be non‐core in nature. The Company refers to these non‐GAAP measures as core measures. This Earnings Release also presents tangible assets, tangible common equity, tangible book value per common share, tangible common equity to tangible assets, return on average tangible common equity, pro forma return on average tangible common equity and pro forma core return on average tangible common equity. Each of these non-GAAP metrics excludes the impact of goodwill and other intangibles.

The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance, financial condition and the efficiency of its operations as management believes such measures facilitate period-to-period comparisons and provide meaningful indications of its operating performance as they eliminate both gains and charges that management views as non-recurring or not indicative of operating performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant non-core gains and charges in the current and prior periods. The Company’s management also believes that investors find these non-GAAP financial measures useful as they assist investors in understanding our underlying operating performance and in the analysis of ongoing operating trends. In addition, because intangible assets such as goodwill and other intangibles, and the other items excluded each vary extensively from company to company, the Company believes that the presentation of this information allows investors to more easily compare the Company’s results to the results of other companies. However, the non-GAAP financial measures discussed herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures discussed herein may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures we have discussed herein when comparing such non-GAAP financial measures. The following tables provide a reconciliation of these measures to the most directly comparable GAAP financial measures.

Financial Summary and Key Metrics
(Unaudited)
(In Thousands, Except Share Data and %)

	2017		2016

	Third Quarter	Second Quarter	Third Quarter
Statement of Income Data
Total interest income	$48,415	$33,278	$30,005
Total interest expense	4,805	2,851	2,388
Net interest income	43,610	30,427	27,617
Provision for loan losses	(784)	(865)	71
Total noninterest income	37,820	35,657	43,962
Total noninterest expense	69,224	49,136	55,529
Net income before income taxes	12,990	17,813	15,979
Income tax expense	4,602	6,574	14,772
Net income	$8,388	$11,239	$1,207
Net interest income (tax—equivalent basis)	$44,281	$31,158	$28,213
Pro forma net income (C-Corp basis)	$8,388	$11,239	$10,033
Pro forma core net income*	$18,516	$12,919	$12,935
Per Common Share
Diluted net income	$0.27	$0.43	$0.07
Pro forma net income- diluted (C Corp basis)	$0.27	$0.43	$0.55
Pro forma core net income - diluted*	$0.60	$0.49	$0.71
Book value	18.76	17.59	13.73
Tangible book value*	13.79	15.83	11.56
Weighted average number of shares-diluted	30,604,537	26,301,458	18,332,192
Period-end number of shares (a)	30,526,592	28,968,160	23,975,122
Selected Balance Sheet Data
Cash and due from banks	$67,070	$59,112	$51,292
Loans held for investment	3,114,562	1,970,974	1,793,343
Allowance for loan losses	(23,482)	(23,247)	(23,290)
Loans held for sale	466,369	427,416	486,601
Available-for-sale securities, fair value	543,282	553,357	553,357
Other real estate owned, net	13,812	6,370	8,964
Total assets	4,581,943	3,346,570	3,187,180
Customer deposits	3,614,220	2,726,060	2,638,540
Brokered and internet time deposits	104,318	1,533	1,532
Total deposits	3,718,538	2,727,593	2,640,072
Borrowings	196,299	43,790	125,291
Total shareholders’ equity	572,528	509,517	329,108
Selected Ratios
Return on average:
Assets	0.80%	1.40%	0.16%
Shareholders’ equity	6.05%	11.30%	1.74%
Tangible common equity*	7.70%	12.96%	2.14%
Pro forma return on average (C-Corp basis):
Assets	0.80%	1.40%	1.32%
Shareholders’ equity	6.05%	11.30%	14.43%
Tangible common equity*	7.70%	12.96%	17.79%
Average shareholders’ equity to average assets	13.22%	12.37%	9.17%
Net interest margin (NIM) (tax-equivalent basis)	4.61%	4.19%	4.05%
Net interest margin excluding accretion and nonaccrual interest collections (tax-equivalent basis) (b)	4.33%	3.95%	3.88%
Efficiency ratio (GAAP)	85.01%	74.35%	77.58%
Core efficiency ratio (tax-equivalent basis)*	64.43%	70.18%	69.65%
Loans held for investment to deposit ratio	83.76%	72.26%	67.93%
Total loans to deposit ratio	96.30%	87.93%	86.36%
Yield on interest-earning assets	5.10%	4.57%	4.40%
Cost of interest-bearing liabilities	0.71%	0.55%	0.48%
Cost of total deposits	0.46%	0.34%	0.30%
Credit Quality Ratios
Allowance for loan losses as a percentage of loans held for investment	0.75%	1.18%	1.30%
Net recoveries (charge-off’s) as a percentage of average total loans held for investment	0.15%	0.25%	(0.12)%
Nonperforming loans held for investment as a percentage of total loans held for investments	0.29%	0.50%	0.61%
Nonperforming assets as a percentage of total assets (a)	0.88%	0.58%	0.68%
Preliminary capital ratios (Consolidated)
Shareholders’ equity to assets	12.50%	15.23%	10.33%
Tangible common equity to tangible assets*	9.50%	13.92%	8.84%
Tier 1 capital (to average assets)	11.35%	15.54%	10.32%
Tier 1 capital (to risk-weighted assets)	11.59%	18.28%	12.37%
Total capital (to risk-weighted assets)	12.19%	19.14%	13.32%
Common Equity Tier 1 (to risk-weighted assets) (CET1)	10.83%	17.16%	11.16%

*These measures are considered non-GAAP financial measures. See “GAAP Reconciliation and Use of Non-GAAP financial measures” and the corresponding financial tables below for reconciliations of these Non-GAAP measures. Investors are encouraged to refer to discussion of non-GAAP measures included in the corresponding earnings release.
(a) Includes marketable equity securities received in satisfaction of previously charged-off loan during the second quarter of 2017.
(b) Excludes accretion from acquired/purchased loans.

Non-GAAP Reconciliation
For the Quarters Ended
(Unaudited)
(In Thousands, Except Share Data and %)

	2017		2016
Pro forma core net income	Third Quarter	Second Quarter	Third Quarter
Pre-tax net income	$12,990	$17,813	$15,979
Non-core items:
Noninterest income
Less change in fair value on mortgage servicing rights, net	(893)	(1,840)	-
Less gain from securities, net	254	29	416
Less (loss) gain on sales or write-downs of other real estate owned and other assets	(314)	62	1,653
Noninterest expenses
Plus one-time equity grants	-	-	2,960
Plus variable compensation charge related to cash settled equity awards	-	-	213
Plus merger and conversion	15,711	767	1,122
Plus (recovery of) impairment of mortgage servicing rights	-	-	2,402
Plus loss on sale of mortgage servicing rights	-	249	-
Pre tax core net income	$29,654	$20,578	$20,607
Pro forma core income tax expense	11,138	7,659	7,672
Pro forma core net income	$18,516	$12,919	$12,935
Weighted average common shares outstanding fully diluted	30,604,537	26,301,458	18,332,192

Pro forma core diluted earnings per share
Diluted earning per share	$0.27	$0.43	$0.07
Non-core items:
Noninterest income
Less change in fair value on mortgage servicing rights	(0.03)	(0.07)	-
Less gain from securities, net	0.01	0.00	0.02
Less (loss) gain on sales or write-downs of other real estate owned and other assets	(0.01)	0.00	0.09

Noninterest expenses
Plus one-time equity grants	-	-	0.16
Plus variable compensation charge related to cash settled equity awards	-	-	0.01
Plus merger and conversion	0.51	0.03	0.06
Plus (recovery of) impairment of mortgage servicing rights	-	-	0.13
Plus loss on sale of mortgage servicing rights	-	0.01	-
Tax effect	(0.2)	(0.0)	0.39
Pro forma core diluted earnings per share	$0.60	$0.49	$0.71

	2017		2016
Core efficiency ratio (tax-equivalent basis)	Third Quarter	Second Quarter	Third Quarter
Total noninterest expense	$69,224	$49,136	$55,249
Less one-time equity grants	-	-	2,960
Less variable compensation charge related to cash settled equity awards	-	-	213
Less merger and conversion expenses	15,711	767	1,122
Less (recovery of) impairment of mortgage servicing rights	-	-	2,402
Less loss on sale of mortgage servicing rights	-	249	-
Core noninterest expense	$53,513	$48,120	$48,832
Net interest income (tax-equivalent basis)	44,281	31,158	28,213
Total noninterest income	37,820	35,657	43,962
Less change in fair value on mortgage servicing rights	(893)	(1,840)	-
Less (loss) gain on sales or write-downs of other real estate owned and other assets	(314)	62	1,653
Less gain from securities, net	254	29	416
Core noninterest income	38,773	37,406	41,893
Core revenue	$83,054	$68,564	$70,106
Efficiency ratio (GAAP)(1)	85.01%	74.35%	77.58%
Core efficiency ratio (tax-equivalent basis)	64.43%	70.18%	69.65%

(1) Efficiency ratio (GAAP) is calculated by dividing reported noninterest expense by reported total revenue

Non-GAAP Reconciliation
For the Quarters Ended
(Unaudited)
(In Thousands, Except Share Data and %)

	2017		2016
Banking segment core efficiency ratio (tax equivalent)	Third Quarter	Second Quarter	Third Quarter
Core consolidated noninterest expense	$53,513	$48,120	$48,832
Less Mortgage segment noninterest expense	19,757	19,802	23,744
Add (recovery of) impairment of mortgage servicing rights	-	-	2,402
Add loss on sale of mortgage servicing rights	-	249	-
Adjusted Banking segment noninterest expense	33,756	28,567	27,490
Adjusted core revenue	83,054	68,564	70,106
Less Mortgage segment noninterest income	23,836	23,121	27,957
Less change in fair value on mortgage servicing rights	(893)	(1,840)	-
Adjusted Banking segment total revenue	$60,111	$47,283	$42,149
Banking segment core efficiency ratio (tax-equivalent basis)	56.16%	60.42%	65.22%

Mortgage segment core efficiency ratio (tax equivalent)
Consolidated Noninterest expense	$69,224	$49,136	$55,529
Less impairment of mortgage servicing rights	-	-	2,402
Less loss on sale of mortgage servicing rights	-	249	-
Less Banking segment noninterest expense	49,467	29,334	31,785
Adjusted Mortgage segment noninterest expense	$19,757	$19,553	$21,342
Total noninterest income	37,820	35,657	43,962
Less Banking segment noninterest income	13,984	12,536	16,005
Less change in fair value on mortgage servicing rights	(893)	(1,840)	-
Adjusted Mortgage segment total revenue	$24,729	$24,961	$27,957
Mortgage segment core efficiency ratio (tax-equivalent basis)	79.89%	78.33%	76.34%

	2017		2016
Tangible assets and equity	Third Quarter	Second Quarter	Third Quarter
Tangible Assets
Total assets	$4,581,943	$3,346,570	$3,187,180
Less goodwill	138,910	46,867	46,867
Less core deposit intangibles	12,550	4,048	5,090
Tangible assets	$4,430,483	$3,295,655	$3,135,223
Tangible Common Equity
Total shareholders’ equity	$572,528	$509,517	$329,108
Less goodwill	138,910	46,867	46,867
Less core deposit intangibles	12,550	4,048	5,090
Tangible common equity	$421,068	$458,602	$277,151
Common shares outstanding	30,526,592	28,968,160	23,975,122
Book value per common share	$18.76	$17.59	$13.73
Tangible book value per common share	$13.79	$15.83	$11.56
Total shareholders’ equity to total assets	12.50%	15.23%	10.33%
Tangible common equity to tangible assets	9.50%	13.92%	8.84%
Net income	$8,388	$11,239	$1,207
Return on tangible common equity	7.90%	9.83%	1.73%

	2017		2016
Return on average tangible common equity	Third Quarter	Second Quarter	Third Quarter
Total average shareholders’ equity	$550,409	$398,805	$276,549
Less average goodwill	108,220	46,839	46,839
Less average core deposit intangibles	9,983	4,124	5,402
Average tangible common equity	$432,206	$347,842	$224,308
Net income	$8,388	$11,239	$1,207
Return on average tangible common equity	7.70%	12.96%	2.14%

	2017		2016
Pro forma return on average tangible common equity	Third Quarter	Second Quarter	Third Quarter
Average tangible common equity	$432,206	$347,842	$224,308
Pro forma net income	$8,388	$11,239	$10,033
Pro forma return on average tangible common equity	7.70%	12.96%	17.79%

Non-GAAP Reconciliation
For the Quarters Ended
(Unaudited)
(In Thousands, Except Share Data and %)

	2017		2016
Pro forma core return on average tangible equity	Third Quarter	Second Quarter	Third Quarter
Pre-tax pro forma net income	$12,990	$17,813	$15,979
Adjustments:
Add non-core items	16,664	2,765	4,628
Less pro forma core income tax expense	11,138	7,659	7,672
Pro forma core net income	$18,516	$12,919	$12,935
Pro forma core return on average tangible common equity	17.00%	14.90%	22.94%

	2017		2016
Pro forma core return on average assets and equity	Third Quarter	Second Quarter	Third Quarter
Net income	$8,388	$11,239	$1,207
Average assets	4,162,478	3,224,783	3,015,670
Average equity	550,409	398,805	276,549
Return on average assets	0.80%	1.40%	0.16%
Return on average equity	6.05%	11.30%	1.74%
Pro forma core net income	18,516	12,919	12,935
Pro forma core return on average assets	1.76%	1.61%	1.71%
Pro forma core return on average equity	13.35%	12.99%	18.61%

	2017		2016
Pro forma core total revenue	Third Quarter	Second Quarter	Third Quarter
Net interest income	$43,610	$30,427	$27,617
Noninterest income	37,820	35,657	43,962
Less adjustments:
Bargain purchase gain	-	-	-
Change in fair value of mortgage servicing rights	(893)	(1,840)	-
Gain from securities, net	254	29	416
(Loss) gain on sales or write-downs of other real estate owned and other assets	(314)	62	1,653
Pro forma core total revenue	$82,383	$67,833	$69,510

CONTACT:
FB Financial Corporation
Media Contact:
Jeanie M. Rittenberry, 615-313-8328
jrittenberry@firstbankonline.com
www.firstbankonline.com
or
Financial Contact:
James R. Gordon, 615-564-1212
jgordon@firstbankonline.com
investorrelations@firstbankonline.com